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                                                                    Exhibit 4(b)

                          LIMITED GUARANTEE AGREEMENT

          Agreement dated as of this 16th day of June, 1995 by and between The Travelers Insurance Company ("Travelers Insurance") and the Travelers Life and Annuity Company ("TLAC").

WHEREAS, TLAC seeks to issue annuity products registered with the Securities and Exchange Commission ("SEC");

WHEREAS, Travelers Insurance is currently a registrant with the SEC;

WHEREAS, SEC rules require a guarantee from a registrant such as Travelers Insurance in order for TLAC to register its annuity product with the SEC on Form S-2.

NOW THEREFORE the parties agree as follows:

1. Travelers Insurance hereby guarantees certain securities of TLAC, as to principal and interest only, in accordance with SEC Rule S-2 where those certain securities are defined as the TLAC TTM Modified Guaranteed Annuity Contracts referred to in the Registration Statement on Form S-2 (File No. 33-58677) and the related Prospectus in a principal amount of up to One Hundred Million (100,000,000) Dollars (the "Annuity Contracts"). No other securities of TLAC or any other issuer are guaranteed hereby. TLAC hereby agrees to make principal and interest payments as and when due in accordance with the terms of such Annuity Contracts.

2. The obligation of Travelers Insurance hereunder is strictly and solely to pay in full to any owner or beneficiary of the Annuity Contracts principal and interest as and when due in accordance with the terms of such Annuity Contracts to the extent TLAC fails to make such payment.

3. It is not the intention of the parties hereto to create any duties or obligations of Travelers Insurance to any third parties other than the owners or beneficiaries of Annuity Contracts as defined herein.

4. This Agreement constitutes the entire agreement between the parties on the subject hereof and may be amended only in a writing executed by both parties.

5.  This Agreement shall be governed by the laws of the State of Connecticut.

6. This Agreement shall remain in effect for only so long as the Annuity Contracts remain in effect.

Acknowledged and Agreed
The Travelers Insurance Company
By: /s/Jay S. Fishman
Its: Chief Financial Officer

The Travelers Life and Annuity Company
By: /s/Michael A. Carpenter
Its Chairman